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                          NEWS RELEASE

                   Premier Solutions Acquires
                      MAXIMIS Business Unit


FOR MORE INFORMATION CONTACT:
Douglas S. Clauson
Premier Solutions, Ltd.
(215) 251-6622

FOR IMMEDIATE RELEASE

MALVERN, PA, October 3, 1994--Premier Solutions Ltd. today announced that it has signed a definitive agreement to acquire the MAXIMIS software business unit of Texas Instruments. As a result, MAXIMIS will now become a product line of Premier Solutions.

G.R. (Rick) Bodson, currently manager of product development and support for MAXIMIS, will serve as general manager of the new product line. Bodson will report directly to Jay Mossman, president and chief executive officer of Premier Solutions. Premier will maintain MAXIMIS as a standalone operation based in Texas.

"The addition of MAXIMIS enables Premier to diversify into new vertical markets of the financial industry, while still retaining clear focus on providing asset management software solutions," said Mossman. "The strength of MAXIMIS' technology and its blue chip customer base, which includes firms such as Aetna, ITT Hartford, Allstate and the State Teachers Retirement System of Ohio, combines with Premier's experience in the asset management software and service business, to firmly position our company to capitalize on the strong opportunities in these new markets."

"We are very excited about being part of the Premier Solutions team," commented Bodson. "The combination of MAXIMIS' powerful technology with Premier's proven track record in developing, marketing and servicing asset management software provides the focus and resources to further build on the success of MAXIMIS in the marketplace."

MAXIMIS is used by leading insurance companies and state pension funds for a wide range of asset management and investment accounting applications. Its comprehensive and innovative design surpasses other systems to provide maximum functionality and data accessibility for all investment disciplines, including: portfolio analysis/investment management; trade processing; cashflow processing; accounting; operations; and analysis and inquiries. MAXIMIS has been developed using Texas Instruments' Information Engineering Facility (IEF) software application development tool. The IEF solution provides for platform portability, enabling MAXIMIS to be run on multiple computer platforms, including IBM/MVS running the DB2 relational database and Hewlett Packard/Unix (HP/UX) running Oracle.

Premier Solutions Ltd. of Malvern, PA is an industry-leading supplier of asset management solutions. The company's flagship GLOBALPLUS product is the system of choice to meet the trust accounting and securities processing needs of top financial institutions in countries around the world, including the United States, Canada, United Kingdom and Japan. Fifteen of the top 100 banks in the world use GLOBALPLUS as the technology platform for managing their trust, global custody and private banking businesses.

Premier is a Safeguard Scientifics, Inc. (NYSE:SFE) partnership company. Safeguard is a unique partnership of entrepreneurial companies focused on the information technology market. Other Safeguard Scientifics partnership companies include Sanchez Computer Associates, Cambridge Technology Partners and CompuCom.



NOTE:     GLOBAL (bullet)PLUS is a registered trademark of
Premier Solutions Ltd.

          All other products and product names mentioned are trademarks of registered trademarks of their respective companies.







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